Exhibit 10.1

To:                                               Chris Walther, Chief Legal Officer

From:                                 Jeffrey A. Brown, Corporate Secretary

Date:                                    December 22, 2011

Re:                                               Notice of Assignment of Employment Agreement

to Activision Blizzard, Inc.

This letter is to inform you that effective January 1, 2012, Activision Publishing, Inc. (“Activision Publishing”) hereby assigns all of its rights, title and interest in your employment agreement to Activision Blizzard, Inc. (“Activision Blizzard” or “Company”), and Activision Blizzard hereby accepts such assignment in its entirety including without limitation all of Activision Publishing obligations thereunder.

As a result of this change, you will see a change in your payroll documentation (e.g. paystubs, W-2’s, etc.), which will now be administered by Activision Blizzard beginning January 1, 2012.  Specifically, the governmental reporting entity listed on this documentation will change from Activision Publishing to Activision Blizzard.

Although consent of such assignment is not required pursuant to the terms of your employment agreement, the Company is requesting your signature below as acknowledgment of receipt of this letter.  Please return a signed original to Raluca Roman in HR Operations, and a copy will be returned to you for your records and the signed original placed in your personnel file.

If you have any questions or concerns regarding the above, please feel free to contact me at xt. 2030.

Acknowledged by:

/s/ Chris B. Walther	12/22/2011
Employee Name	Date

cc:  Personnel File